Exhibit 10ce

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

October 12, 2011

C. R. BARD, INC.

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

ROYAL BANK OF CANADA,

as Documentation Agents

$600,000,000

- i -

- ii -

SCHEDULE 1.01	- Commitments
SCHEDULE 3.06(a)	- Litigation
SCHEDULE 3.06(b)	- Environmental Matters
SCHEDULE 3.06(c)	- Intellectual Property Matters

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Opinion of Special New Jersey Counsel to the Borrower
EXHIBIT B-2	Form of Opinion of Special New York Counsel to the Borrower
EXHIBIT C	Form of Opinion of Special New York Counsel to JPMCB

- iii -

CREDIT AGREEMENT dated as of October 12, 2011, between C. R. BARD, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and any successors thereto pursuant to Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s office and, as appropriate, account or accounts, as designated from time to time by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the LIBO Rate for the offering of Dollar deposits for a one month Interest Period commencing on such day plus 1.00%. For purposes of clause (c) of this definition, such LIBO Rate for any day shall be determined by the Administrative Agent based upon rate appearing on Reuters LIBOR01 Page and otherwise in accordance with the definition of “LIBO Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, such rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (i) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, as the case may be.

“Applicable Interest Rate” has the meaning assigned to such term in Section 2.12(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when

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a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt; provided that, with respect to any Extended Commitment, such applicable rates shall be as agreed to by the Borrower and the applicable Lenders pursuant to the applicable Extension Offer:

Index Debt Ratings S&P/Moody’s	ABR Spread	Eurodollar Spread	Facility Fee Rate
Category 1 >A+/A1	0%	0.575%	0.05%
Category 2 A/A2	0%	0.67%	0.08%
Category 3 A-/A3	0%	0.775%	0.10%
Category 4 BBB+/Baa1	0%	0.875%	0.125%
Category 5 BBB/Baa2	0%	0.975%	0.15%
Category 6 BBB-/Baa3 or lower	0.05%	1.05%	0.20%

For purposes of the foregoing, (i) if either Moody’s or S&P (but not both) shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based upon the remaining rating; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this

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definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment and except in circumstances where clause (i) of the first sentence of this paragraph applies, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Assuming Lender” has the meaning assigned to such term in Section 2.06(c).

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.18(c).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” has the meaning assigned to such term in the definition of “Change in Law” in this Section.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means C. R. Bard, Inc., a New Jersey corporation.

“Borrower’s 2010 Annual Report” means the Borrower’s annual report on Form 10-K for 2010, as filed with the SEC pursuant to the Securities Exchange Act.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

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“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing (or any notice by the Borrower with respect thereto), that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any operating lease that is required at any time to be characterized as a Capital Lease Obligation as a result of a change in GAAP following the date hereof shall not be treated as a Capital Lease Obligation for purposes hereof.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Bank or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the relevant Issuing Bank or the Swingline Lender, as applicable, benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the relevant Issuing Bank or Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.12(c), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith (all such requests, rules, guidelines and directives under this clause (i) being referred to as “DFA”) and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (all such requests, rules, guidelines and directives under this clause (ii) being referred to as “Basel III”) shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and/or Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to

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time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 1.01, or in the Assignment and Assumption or other agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the Effective Date, the aggregate amount of the Commitments is $600,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.06(c).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.06(c).

“Commitment Termination Date” means October 12, 2016 (or, if such day is not a Business Day, the immediately preceding Business Day) (or, in the case of any Extended Commitments, the date specified in the applicable Extension Offer).

“Consolidated Debt” means, at any date, the Indebtedness of the Borrower and its Subsidiaries, to the extent the same should be set forth on a consolidated balance sheet of the Borrower and its Subsidiaries (excluding items which appear solely in the footnotes thereto) in accordance with GAAP.

“Consolidated Debt to Capital Ratio” means, at any time, the ratio of Consolidated Debt to Total Capital at such time.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, an Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent

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to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification, or (d) has become the subject of a Bankruptcy Event.

“Derivatives Obligations” means, for any Person, all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. For purposes of determining the amount of any Derivatives Obligation, the payment obligations of the Borrower or any Subsidiary in respect of such Derivatives Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such obligation were terminated at such time.

“DFA” has the meaning assigned to such term in the definition of “Change in Law” in this Section.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06(a), the environmental matters disclosed in Schedule 3.06(b) and the intellectual property matters disclosed in Schedule 3.06(c).

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which shall not be later than October 31, 2011.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the effect of the environment on human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means, at any date, any Subsidiary which has both total assets as at the end of the most recently completed fiscal year for which financial statements have been furnished pursuant to Section 5.01 and revenues for such fiscal year of less than 5% of the consolidated assets and consolidated revenues, respectively, of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as of the end of, or for, such fiscal year.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is organized or has its principal place of business, (c) in the case of any Lender or any Issuing Bank (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any U.S. Federal withholding Tax that (i) is in effect and would apply to amounts payable to such Lender or such Issuing Bank at the time such Lender or such Issuing Bank becomes a party to this Agreement or (ii) is attributable to such Lender’s or such Issuing Bank’s failure or inability (other than as a result of a Change in Law after the date such Lender or such Issuing Bank becomes a party to this Agreement) to comply with Section 2.14(f) and (d) any Taxes imposed under FATCA.

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“Existing Credit Agreement” means the First Amended and Restated Credit Agreement dated as of June 28, 2007 between the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Extended Commitment” has the meaning assigned to such term in Section 2.06(d).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.06(d).

“Extension” has the meaning assigned to such term in Section 2.06(d).

“Extension Offer” has the meaning assigned to such term in Section 2.06(d).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any amended or successor provisions that are substantially similar, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for

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which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning assigned to such term in Section 2.06(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person, (e) all non-contingent obligations (and, for purposes of Section 6.01 and the definitions of “Material Indebtedness” and “Material Financial Obligations”, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person and (g) all Guarantees by such Person of Indebtedness of others. Notwithstanding the foregoing, for the purposes of this Agreement, Indebtedness shall not include up to $100,000,000 aggregate amount of borrowings that are offset by deposits maintained by the Borrower or one of its Subsidiaries with the lender in respect of such borrowings or one of such lender’s Subsidiaries.

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the

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next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (a) JPMCB and (b) each other Lender selected from time to time by the Borrower to be an Issuing Bank hereunder (provided that such Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be an Issuing Bank hereunder in a writing satisfactory to the Administrative Agent, executed by such Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to any Letter of Credit issued by such Affiliate.

“Joint Lead Arrangers” means the Joint Lead Arrangers and Joint Bookrunners listed on the cover page of this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A.

“L/C Advance” means, as to any Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Documents” means, as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the relevant Issuing Bank and the Borrower in favor of such Issuing Bank and relating to such Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings, in respect of such Letters of Credit at such time. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Sublimit” means, at any time, the lesser of (a) $100,000,000 and (b) the total Commitments.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a lender party hereto pursuant an Assignment and Assumption or any other agreement entered into hereunder by such Person pursuant to which such Person becomes a Lender, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

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“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate (but not less than zero) appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent, with written notice to the Borrower, from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate (but not less than zero) at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, the promissory notes (if any) issued pursuant to Section 2.07(f) and the L/C Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations in respect of principal, interest or fees under this Agreement or (c) the rights of or benefits available, taken as a whole, to the Lenders under this Agreement.

“Material Financial Obligations” means a principal or face amount of Indebtedness and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $100,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding an aggregate principal amount of $100,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

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“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(b).

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.18(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means, collectively, all of the Indebtedness, liabilities and obligations of the Borrower to the Administrative Agent, the Lenders, the Swingline Lender and/or the Issuing Banks arising under this Agreement and the other Loan Documents (including all reimbursement obligations in respect of Letters of Credit and all obligations in respect of Extended Commitments), in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law, rule or regulation for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, rule or regulation, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, rules or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law, rule or regulation or arising in the ordinary course of business that do

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not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Revolving Borrowing” means a borrowing of a Revolving Loan.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lenders’ L/C Exposure and (c) such Lender’s Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Exchange Act” means Securities Exchange Act of 1934, as amended.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The

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Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Successor Corporation” has the meaning assigned to such term in Section 6.02.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.17.

“Swingline Sublimit” means $25,000,000.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capital” means, at any date, the sum of (a) Consolidated Debt plus (b) the Consolidated Net Worth at such date.

“tranche” has the meaning assigned to such term in Section 2.06(d).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance, amendment or extension of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.18(d)(i).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings

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For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments

Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result, after giving effect thereto and the use of proceeds thereof, in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

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SECTION 2.02. Loans and Borrowings

(a) Obligations of Lenders. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.11, each Revolving Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any U.S. or foreign branch or Affiliate of such Lender to make such Loan (and such Lender shall, to the extent of Revolving Loans made to, and participations in Letters of Credit issued for the account of, the Borrower, be deemed for all purposes hereof to have pro tanto assigned such Revolving Loans and participations to such Affiliate in compliance with the provisions of Section 9.04); provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) unless the Borrower requests that an Affiliate (or foreign branch or office) of a Lender shall make a Loan, a Lender may not recover any amounts under Section 2.12 or 2.14 incurred solely as a result of an Affiliate (or foreign branch or office) of such Lender, rather than such Lender, making a Loan, if such Loan could have been made in a manner that would have avoided such amounts under Section 2.12 or 2.14.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Revolving Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000. Each ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that (i) is equal to the entire unused balance of the total Commitments or (ii) is required to finance the repayment of a Swingline Loan as contemplated by Section 2.17(c) or the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.18(d). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Revolving Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Revolving Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03. Requests for Revolving Borrowings

(a) Notice by the Borrower. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone:

(i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing;

(ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.

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Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request in respect of any requested Revolving Borrowing shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request for a Borrowing in accordance with this Section, the Administrative Agent shall advise each of the Lenders under the applicable Commitments of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing . If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.04. Funding of Borrowings

(a) Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or, in the case of an ABR Borrowing, 2:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.17. The Administrative Agent will make such Loans available to the Borrower by promptly remitting by wire transfer such funds so received, or crediting of such funds to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower, in like funds in accordance with the instructions provided in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an L/C Borrowing as provided in Section 2.18(d) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable

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Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly return to the Borrower any amount (including interest) so paid by the Borrower to the Administrative Agent pursuant to the immediately preceding sentence, together with any interest on the amount so paid by such Lender for any day not covered by the Borrower’s payment.

SECTION 2.05. Interest Elections

(a) Elections by the Borrower. The Loans constituting each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of Eurodollar Revolving Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election.

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(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (A) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06. Termination, Reduction and Increase of the Commitments

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $2,000,000 or a multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the total Revolving Credit Exposure would exceed the total Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent; provided that the reduction of the Commitments shall not preclude a subsequent increase thereof in accordance with Section 2.06(c). Each reduction of the applicable Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(c) Increase. The Borrower may, at any time after the Effective Date by notice to the Administrative Agent, propose an increase in the total Commitments hereunder (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment hereunder a Person which is not then a Lender (each, an “Assuming Lender”), in each case, with the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender to the extent consent would be required under the terms of Section 9.04(b) in connection with an assignment to such Lender or Person (such consent, in each case, not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of such Commitment Increase, the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Date”) (which shall be a

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Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date); provided that:

(i) the minimum amount of the increase of the Commitment of any Increasing Lender, and the minimum amount of the Commitment of any Assuming Lender, as part of any Commitment Increase shall be $10,000,000 or a larger multiple of $1,000,000;

(ii) immediately after giving effect to any Commitment Increase, the total Commitments hereunder shall not exceed $850,000,000;

(iii) no Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase; and

(iv) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) on and as of the relevant Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this paragraph (c) have been satisfied and (B) an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased and/or each such Assuming Lender shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date, in the event Revolving Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts determined by the Administrative Agent in immediately available funds, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other Lenders, the Revolving Loans to be held ratably by all the Lenders in accordance with their respective Commitments, (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Revolving Loans as of such Commitment Increase Date (with such borrowing to consist of the Type of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03) and (iii) the Borrower shall pay to the Lenders the amounts, if any, payable under Section 2.13 as a result of such prepayment.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment hereunder and any election to do so shall be in the sole discretion of each Lender.

(d) Extensions. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders

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having at such time Commitments with the same Commitment Termination Date on a pro rata basis (based on the aggregate amount of such Commitments) and on the same terms to each such Lender, the Borrower shall be permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offer to extend the Commitment Termination Date of each such Lender’s Commitments and (subject to the terms of this Section 2.06(d)) otherwise modify the terms of such Commitments pursuant to the terms of such Extension Offer (each, an “Extension”, and each group of Commitments as so extended and the original Commitments not so extended, being a “tranche”), so long as, in each case, the following terms are satisfied:

(i) no Default have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and on the applicable effective date of such Extension;

(ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) on and as of the relevant Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) except as to the Applicable Rate with respect to Revolving Loans and facility fees, Letter of Credit fees and the Commitment Termination Date with respect thereto (which shall be determined by the Borrower (and as agreed to by the relevant extending Lenders) and set forth in the relevant Extension Offer), the Commitment of any Lender extended pursuant to an Extension (an “Extended Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) having the same terms (including collateral, if any) as the original Commitments (and related outstandings); provided that (A) the Commitment Termination Date for any Extended Commitments shall in no event be earlier than the Commitment Termination Date of the Commitments established on the Effective Date and (B) there shall not be more than four tranches of Commitments (including Extended Commitments and any original Commitments) that have a different Commitment Termination Date in effect at any time; provided, further, that, subject to the provisions of Section 2.17(c)(v) and Section 2.18(d)(vii), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Commitment Termination Date when there exist Extended Commitments with a later Commitment Termination Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders in accordance with their Applicable Percentages (and, except as provided in Section 2.17(c)(v) and Section 2.18(d)(vii)), without giving effect to changes thereto on an earlier Commitment Termination Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (y) repayments required upon the applicable Commitment Termination Date of the non-extending Commitments);

(iv) if the aggregate amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Commitments (and Revolving Loans thereunder) of such Lenders shall be extended ratably up to such maximum amount based on the respective amounts of Commitments (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

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(v) on or prior to the effective date of each Extension Offer with respect to any Extended Commitments, each Lender which has accepted such Extension Offer shall have confirmed in writing satisfactory to the Borrower and the Administrative Agent the amount of its Commitment being so extended; and

(vi) all documentation in respect of such Extension shall be consistent with the terms of this Section 2.06(d).

In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.06(d). No Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Commitments of any or all applicable tranches be tendered for extension in connection with such Extension Offer.

No consent of any parties to this Agreement shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) as contemplated above and (B) the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (which consent, in each case, shall not be unreasonably withheld). The Lenders hereby consent to the transactions contemplated by this Section 2.06(d) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.07, 2.08, 2.09, 2.10 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.06(d). The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of any Extended Commitments and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with such new tranches or sub-tranches, in each case on terms consistent with this Section 2.06(d) and the relevant Extension Offer.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to participate in or agree to any Extension and any election to do so shall be in the sole discretion of each Lender.

SECTION 2.07. Repayment of Loans; Evidence of Debt

(a) Repayment. The Borrower hereby unconditionally agrees to pay:

(i) to the Administrative Agent for account of the Lenders the outstanding principal amount of the Revolving Loans on the Commitment Termination Date, and

(ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is

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made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by fax) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings, and second, to other Revolving Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and (if applicable) each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part in a minimum aggregate principal amount of $2,000,000, subject to the requirements of paragraph (b) of this Section and Section 2.13.

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(b) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) of any prepayment hereunder:

(i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment;

(ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment; or

(iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment under paragraph (a) of this Section is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under this Section shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be subject to the payment of amounts, if any, payable under Section 2.13 in connection with such prepayment.

SECTION 2.09. Fees

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate (i) prior to the termination of such Lender’s Commitment, on the daily amount of such Commitment (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates and (ii) if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the termination of the Commitments shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s L/C Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any L/C Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of

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the L/C Exposure during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any L/C Exposure. In addition, the Borrower agrees to pay the relevant Issuing Bank its standard administrative, processing or similar fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the applicable Default Rate.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon the date the Commitments terminate; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or

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366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest

If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or the continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Revolving Borrowing and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs

(a) Statutory Reserves. If any Government Authority shall have in effect at any time during the term of this Agreement any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund Eurodollar Loans (or ABR Loans when the interest rate with respect thereto is governed by clause (c) of the definition of “Alternate Base Rate”), or by reference to which interest rates applicable to Eurodollar Loans are determined, and the result of such requirement shall be to increase the cost to any Lender of making or maintaining any Eurodollar Loans and such Lender shall have requested, by notice to the Borrower and the Administrative Agent (which notice shall specify the Statutory Reserve Rate applicable to such Lender), compensation under this Section 2.12(a), then the Borrower will pay to such Lender on the last Business Day of March, June, September and December in each year (commencing with the first such day after the date hereof) following delivery of such notice (until the earlier of the date such Lender shall advise the Borrower that such requirement is no longer in effect or the date such Lender shall withdraw such request) additional interest on each Eurodollar Loan of such Lender outstanding during the fiscal quarter ending on such Business Day at a rate per annum equal to (i) the rate otherwise applicable to such Eurodollar Loan (the “Applicable Interest Rate”) multiplied by the Statutory Reserve Rate (expressed as a fraction equal to 1 divided by 1 minus the Statutory Reserve Rate) minus (ii) the Applicable Interest Rate.

(b) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any

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Lender or any Issuing Bank (except any reserve requirement covered by paragraph (a) of this Section);

(ii) subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.14(a) and (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except any reserve requirement covered by paragraph (a) of this Section);

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) other than any cost related to Taxes or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or Issuing Bank to be material, then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered. Notwithstanding anything herein to the contrary, no Lender shall be entitled to request compensation under this Section for any such costs relating to DFA or Basel III unless, at the time of such request, such Lender is assessing similarly situated borrowers for such costs under similar credit facilities (with equivalent terms) entered into on or prior to the date of the relevant Change in Law (provided that such Lender shall be permitted to assess such costs under such credit facilities).

(c) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(d) Certificates from Lenders. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts (and the basis therefor) necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing

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Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any costs or reductions incurred more than three months prior to the date that such Lender or Issuing Bank notifies the Borrower of the event giving rise to such costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the event giving rise to such costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith) or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss (other than anticipated profits) attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts (and the basis therefor) that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.14. Taxes

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement or the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable law, rule or regulation; provided that if the Borrower or the Administrative Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the relevant Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, rule or regulation.

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(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, rule or regulation.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) U.S. Withholding Taxes. (i) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or the other Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, rule or regulation or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law, rule or regulation as will permit such payments to be made without withholding or at a reduced rate. Each such Non-U.S. Lender shall also deliver to the Borrower (with a copy to the Administrative Agent) such further documentation on or before the date that any documentation previously delivered to the Borrower hereunder shall expire or become obsolete and after the occurrence of any event requiring a change in such previously delivered documentation. Each such Non-U.S. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s legal inability to do so.

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(ii) If a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law, rule or regulation and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law, rule or regulation (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes from the Governmental Authority to which such Taxes were paid and as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph (g) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to repay to the Borrower amounts in respect of any indirect tax benefit received by the Administrative Agent, such Lender or Issuing Bank arising out of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set offs

(a) Payments by Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Borrowings, or of other amounts payable under Section 2.12, 2.13, 2.14, 2.17, 2.18 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except payments to be made directly to the Swingline Lender or the relevant Issuing Bank as expressly provided under Section 2.17 and 2.18 and payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to other Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly (but in no event later than the next succeeding Business Day) after receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the

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case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Borrowings then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Revolving Borrowing shall be made from the Lenders and shall be allocated pro rata among such Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Revolving Loans that are to be included in such Borrowing (in the case of conversions and continuations of Revolving Loans); (ii) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them thereunder; and (iii) each payment of interest on Revolving Loans by the Borrower, and each payment of facility fees and Letter of Credit fees, shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans or such fees, as the case may be, then due and payable to them.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Letters of Credit and Swingline Loans and accrued interest thereon then due thereunder than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Letters of Credit and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, rule or regulation that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then

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each Lender or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(e), Section 2.17(c), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If (i) any Lender requests compensation under Section 2.12 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 (and, in the case of clauses (i) and (ii), such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a)), (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to any proposed amendment or waiver with respect to this Agreement that requires the consent of all the Lenders or all the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and, if a Commitment is being assigned, the Swingline Lender and each Issuing Bank (which consent, in each case, shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under

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Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with any applicable law, rule or regulation and (v) in the case of any such assignment resulting from the failure of any Lender to consent to a waiver or amendment as provided above, the assignee shall have agreed to consent to such waiver or amendment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Swingline Loans

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan by the Swingline Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of the amount of such Swingline Loan.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by fax), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. Subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Borrowing as provided in Section 2.18(e), by remittance to the relevant Issuing Bank), in immediately available funds by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender, not later than 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that, subject to the terms and conditions set forth herein (including the conditions set forth in Section 4.02), each Lender make an ABR Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans made by the Swingline Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of paragraph (b) of this Section. The Swingline Lender shall furnish the Borrower with a copy of such Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office

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not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Request, whereupon, subject to paragraph (c)(ii) of this Section, each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with paragraph (c)(i) of this Section, the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to such paragraph (c)(i) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan funded pursuant to this clause (ii), and thereafter payments in respect of such Swingline Loan (to the extent of such funded participations) shall be made to the Administrative Agent and not to the Swingline Lender.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to purchase and fund participations in Swingline Loans pursuant to this paragraph (c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, and the payment of each such obligation shall be made without any offset, abatement, withholding or reduction whatsoever. No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(v) If the Commitment Termination Date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect with a later Commitment Termination, then on the earliest occurring Commitment Termination Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations of the Lenders in such Swingline Loans as a result of the occurrence of such Commitment Termination Date); provided that if on the occurrence of such earliest Commitment Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.18(d)(vii)),

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there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments that will remain in effect after the occurrence of such Commitment Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans among the Lenders with Extended Commitments with Commitment Termination Dates occurring after such date and the same shall be deemed to have been incurred solely pursuant to such Extended Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Commitment Termination Date.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will promptly remit such Lender’s Applicable Percentage of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was funded) in like funds as received by the Swingline Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Lenders that shall have funded their participations pursuant to paragraph (c)(ii) of this Section to the extent of their interests therein.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.15 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. Until each Lender funds its ABR Loan or participation pursuant to this Section to refinance such Lender’s Applicable Percentage of any Swingline Loan made by the Swingline Lender, interest in respect of such Lender’s share thereof shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.18. Letters of Credit

(a) General.

(i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, at the request of the Borrower, each Issuing Bank agrees to issue Letters of Credit denominated in Dollars for the account of the Borrower in such form as is acceptable to such Issuing Bank in its reasonable determination, at any time prior to the date that is five Business Days prior to the Commitment Termination Date (or, if there is more than one tranche of Commitments in effect at any time, five Business Days prior to the then latest scheduled

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Commitment Termination Date), or to increase, amend or extend any previously issued such Letter of Credit, in an aggregate amount that will not result, after giving effect thereto, in (A) each Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (B) the total Revolving Credit Exposures of all Lenders exceeding the total Commitments, (C) the total L/C Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section) exceeding the L/C Sublimit and (D) if at such time there are Extended Commitments, the total L/C Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section) with respect to Letters of Credit that have an expiry date after the earliest Commitment Termination Date exceeding the total Extended Commitments.

Letters of Credit issued hereunder shall constitute utilization of the respective Commitments under which such Letters of Credit are so issued. Immediately upon the issuance of each Letter of Credit by any Issuing Bank, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the amount of such Letter of Credit. If there is more than one tranche of Commitments in effect at any time and, upon the Commitment Termination Date in respect of any such tranche, there are outstanding Letters of Credit, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to this Section) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches (it being understood that the participations therein of Lenders under the maturing tranche shall be correspondingly released) and, to the extent necessary, the Borrower shall prepay outstanding Swingline Loans and/or Revolving Loans pursuant to Section 2.08 on such Commitment Termination Date in an amount sufficient to permit the reallocation of the L/C Exposure relating to such outstanding Letters of Credit contemplated hereby.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, rule or regulation applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $50,000; and (C) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) No Issuing Bank shall be under any obligation to make any L/C Credit Extension if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(b) Notice of Issuance, Increase, Amendment or Extension. To request the issuance of a Letter of Credit (or the increase, amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so

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have been approved by the respective Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, increase, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be increased, amended or extended, and specifying the date of issuance, increase, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, increase, amend or extend such Letter of Credit. If requested by the respective Issuing Bank, the Borrower also shall submit an L/C Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Additionally, the Borrower shall furnish to the relevant Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance, increase, amendment or extension, including any L/C Documents, as such Issuing Bank or the Administrative Agent may reasonably require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of L/C Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control (it being understood that this Agreement contains all of the representations and warranties, covenants and Defaults and Events of Default and any other provisions not related to the technical terms of any Letter of Credit which shall be applicable to any Letter of Credit). Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Expiration Date; Auto-Renewal Letters of Credit. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) (subject to proviso below) the day that is five Business Days prior to the scheduled Commitment Termination Date (or, if there is more than one tranche of Commitments at any time, the earliest scheduled Commitment Termination Date); provided that, if there are Extended Commitments at any time, a Letter of Credit may expire after the date specified in clause (ii) above (but in no event later than five Business Days prior to the latest scheduled Commitment Termination Date), provided that (x) the date of issuance of such Letter of Credit occurs after such earliest Commitment Termination Date or (y) on the date of (and after giving effect to) such issuance, the condition set forth in clause (D) of the first paragraph of Section 2.18(a)(i) shall be satisfied. If the Borrower so requests in any applicable L/C Application, the relevant Issuing Bank agrees to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date permitted under the first sentence of this paragraph (c).

(d) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its

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receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Upon payment by such Issuing Bank of a drawing under a Letter of Credit, the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing, not later than 2:00 p.m., New York City time, on the Business Day immediately following the date on which such payment is made. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender thereof, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of ABR Loans to be disbursed on such Business Day in an amount equal to such Unreimbursed Amount, but subject to the terms and conditions set forth herein (including the conditions set forth in Section 4.02, but excluding delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each applicable Lender (including each Lender acting as an Issuing Bank) shall upon any notice pursuant to paragraph (d)(i) of this Section make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of the relevant Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (d)(iii) of this Section, each Lender that so makes funds available shall be deemed to have made such ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by an ABR Borrowing for any reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to paragraph (d)(i) of this Section shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Lender funds its Revolving Loan or L/C Advance to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Lender’s obligations to make L/C Advances to reimburse the relevant Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph (d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, and each such L/C Advance shall be made without any offset, abatement, withholding or reduction whatsoever. No such funding of a participation in any Letter

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of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (d) by the time specified in paragraph (d)(ii) of this Section, then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e) Repayment of Participations.

(i) If, at any time after an Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 2.18(d)(ii), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.17(d)(ii) is required to be returned under any of the circumstances described in Section 9.15 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

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(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit;

(v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any act or omission to act or delay of any kind of the relevant Issuing Bank, any Lender, the Administrative Agent or any other Person, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a defense available to, or discharge of, the Borrower’s obligations hereunder.

(g) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the relevant Issuing Bank, any Related Person nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the relevant Issuing Bank, any Related Person nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable or responsible for any of the matters described in Section 2.18(f); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the relevant Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument

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transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), and, to the extent not inconsistent therewith, the law of the State of New York, shall apply to such Letter of Credit.

(i) Reporting. Not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the relevant Issuing Bank shall agree), each Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j) Cash Collateral. If (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lender (or, if the Commitments have terminated, Lenders representing more than 50% of the total L/C Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph or (ii) the Borrower shall be required to provide cover for L/C Exposure pursuant to Section 2.19, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8 501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to (x) in the case of an Event of Default, 103% of the sum of L/C Exposure as of such date plus any accrued and unpaid interest thereon and (y) in the case of cover pursuant to Section 2.19, the amount required thereunder; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the L/C Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.19. Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.09(a) (except to the extent allocable to (i) the outstanding principal amount of the Revolving Loans funded by it and (ii) its outstanding Swingline Exposure and/or LC Exposure for which such Defaulting Lender has provided Cash Collateral to the relevant Swingline Lender or Issuing Bank hereunder);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder

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(including any consent to any amendment, waiver or other modification pursuant to Section 9.02), except that (i) the Commitment(s) of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(j) for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the Letter of Credit fees payable to the Lenders pursuant to Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.09(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and Letter of Credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the relevant Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to make any L/C Credit Extension, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated

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among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to any Person as to which any Lender is, directly or indirectly, a Subsidiary shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to make any L/C Credit Extension, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers

Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power and authority and to be so qualified or to be in good standing, or, in the case of Subsidiaries, to be so organized or validly existing, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability

The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document entered into by the Company after the Effective Date (upon its execution and delivery) will have been duly executed and will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts

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The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of the Borrower, (c) will not violate any applicable law or applicable regulation or order of any Governmental Authority, except where any such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or give rise to a right thereunder to require any payment to be made by any such Person, except where any such violation or default or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries pursuant to any indenture, agreement or other instrument referred to in clause (d) of this Section (other than Liens permitted under Section 6.01).

SECTION 3.04. Financial Condition; No Material Adverse Change

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, retained earnings and cash flows as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLP, independent public accountants, and set forth in the Borrower’s 2010 Annual Report and (ii) its unaudited interim consolidated balance sheet and statements of income, retained earnings and cash flows as of and for the fiscal quarter ended on June 30, 2011, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the income and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

(b) No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.01 and except where the defects in title or in the validity of any interests in such real or personal property could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except to the extent the failure to so own or so use could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Environmental and Intellectual Property Matters

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(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that questions the validity of this Agreement.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Intellectual Property Matters. Except for the Disclosed Matters, the use of intellectual property described in Section 3.05(b) by the Borrower and its Subsidiaries does not, to the knowledge of the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status

Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes

Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated

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benefit obligations under each Plan (based on assumptions used for the purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the Borrower’s financial statements set forth in its most recent filing on Form 10-K, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect if such Plan were involuntarily terminated.

SECTION 3.11. Disclosure

None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other projections or estimates or general economic information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Credit

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no Letters of Credit, hereunder will be used for any purpose that constitutes a violation of any of the regulations of the Board, including Regulations U and X.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date

The obligations of the Lenders to make Loans and of the Issuing Banks to make L/C Credit Extensions hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02), it being understood that such documents shall only be required to be delivered on the Effective Date:

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(b) Opinion of Counsel to the Borrower. Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Drinker Biddle & Reath LLP, special New Jersey counsel for the Borrower, substantially in the form of Exhibit B-1, and (ii) Simpson Thacher & Bartlett LLP, special New York counsel for the Borrower, substantially in the form of Exhibit B-2, and each covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsels to deliver such opinions to the Lenders and the Administrative Agent);

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(c) Opinion of Special New York Counsel to JPMCB. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit C (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders);

(d) Corporate and Other Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and the validity of this Agreement, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(e) Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of the first sentence of Section 4.02 (excluding, however, the first parenthetical clause in such clause (a));

(f) Repayment of Existing Credit Agreement. Evidence that as of the Effective Date the principal of and interest on, and all fees owing under the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full (provided that the Borrower may request a Borrowing hereunder as of the Effective Date) and all commitments of lenders thereunder shall have been terminated (and, by its execution of this Agreement, each Lender that is party to the Existing Credit Agreement hereby waives any prior notice requirement with respect to any prepayment of amounts and/or termination of commitments under the Existing Credit Agreement contemplated by this paragraph (f), which payments and termination will be effective as of the Effective Date); and

(g) Fees and Expenses. The Borrower shall have paid to the Administrative Agent for the account of the respective Person or Persons entitled thereto all such fees and expenses as it shall have agreed in writing to pay to the Administrative Agent, the Lenders and the Joint Lead Arrangers in connection herewith (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, that are due and payable on or prior to the Effective Date and for which an invoice has been presented to the Borrower at least one Business Day prior to the Effective Date).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to make an L/C Credit Extension, is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement (other than Sections 3.04(b), 3.05(b) and 3.06) shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or L/C Credit Extension, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

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(b) at the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been terminated, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information

The Borrower will furnish, or cause to be furnished, to the Administrative Agent (and upon furnishing thereof the Administrative Agent will promptly make available to each of the Lenders):

(a) within 65 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 40 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statement of income of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the related consolidated statement of income for such fiscal quarter and the related consolidated statements of income and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.04;

(d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default in respect of Section 6.04 (which certificate may be limited to the extent required by accounting rules or guidelines);

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(e) promptly after the same become publicly available, copies of all periodic and other reports and proxy statements filed by the Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalents) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent (at the request of any Lender) may reasonably request.

Information required to be furnished pursuant to this Section shall be deemed to have been furnished to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on its website on the Internet at http://www.crbard.com; provided that if such website is not available the Borrower will also provide a written copy of such information to the Administrative Agent. Information delivered pursuant to this Section may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent and the Borrower pursuant to Section 9.01(b).

SECTION 5.02. Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after a Financial Officer becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if there is a reasonable possibility of an adverse determination, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) its

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rights, licenses, permits, contracts, privileges and franchises except to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04. Payment of Obligations

The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance

The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain its property in good working order and condition, ordinary wear and tear excepted, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as, to the Borrower’s knowledge, are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrower may self-insure against risks in amounts and in a manner, in the Borrower’s judgment, that is prudent and consistent with current market practices for such insurance coverage of companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with GAAP (or in the case of a foreign Subsidiary, in conformity with generally accepted accounting principles in the jurisdiction of organization of such foreign Subsidiary). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice from any Lender which shall be given through and coordinated by the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times but not to exceed one time in any fiscal year (provided that such limitation shall not apply at any time a Default has occurred or is continuing).

SECTION 5.07. Compliance with Laws

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders (including Environmental Laws) of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit

The proceeds of the Loans will be used for the general corporate purposes (including commercial paper back-up) of the Borrower and its Subsidiaries. Letters of Credit will be used for the general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will

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be used, whether directly or indirectly, for any purpose that constitutes a violation of any of the regulations of the Board, including Regulations U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been terminated, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens

The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof securing Indebtedness outstanding on the date hereof;

(c) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any fixed or capital asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(e) any Lien on any asset of any Person existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or other obligations secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the Liens securing such refinancing, extension, renewal or refunding of any such Indebtedness or other obligations do not cover additional assets not covered immediately prior to such refinancing, extension, renewal or refunding; and

(h) Liens not otherwise permitted by the foregoing clauses of this Section which secure Indebtedness and other obligations in an aggregate principal or face amount not to exceed at the time any such Lien is created the greater of (i) $375,000,000 and (ii) 20% of Consolidated Net Worth (determined as of the end of the most recent fiscal period for which financial statements have been furnished pursuant to Section 5.01).

SECTION 6.02. Fundamental Changes

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The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the property of the Borrower and its Subsidiaries taken as a whole, unless (a) either (i) the Borrower is the surviving or continuing corporation in any such transaction or (ii) the surviving or continuing corporation in any such merger or consolidation (if other than the Borrower) or the Person which acquires all or substantially all of such assets shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (the “Successor Corporation”) and shall expressly assume, by amendment to this Agreement executed by the Borrower, the Successor Corporation and the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other amounts payable hereunder and the payment and performance of every covenant hereof on the part of the Borrower to be performed or observed hereunder and (b) immediately after such transaction, no Default shall have occurred and be continuing; provided that nothing in this Section shall limit any sale, lease, transfer or other disposition of assets of any Subsidiary to the Borrower or another Subsidiary.

SECTION 6.03. Transactions with Affiliates

The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.04. Consolidated Debt to Capital Ratio

The Borrower will not permit the Consolidated Debt to Capital Ratio to exceed 0.60 to 1.00 as at the last day of any fiscal quarter ending after the Effective Date.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any L/C Borrowing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any L/C Borrowing or any fee payable hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by the Borrower in this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any certificate furnished pursuant hereto or thereto or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (but only to the extent relating to the occurrence of a Default under

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Section 5.03 (with respect to the Borrower’s existence), Section 5.08 or Article VI), Section 5.03 (with respect to the Borrower’s existence), Section 5.08 or Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment of principal or interest in respect of Material Financial Obligations, when and as the same shall become due and payable (but after giving effect to any applicable grace periods);

(g) any event or condition occurs which results in the acceleration of the maturity of Material Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than any Excluded Subsidiary, except for affected Excluded Subsidiaries which, in the aggregate, have total assets as at the end of the most recently completed fiscal year or revenues for such fiscal year of more than 10% of the consolidated assets or consolidated revenues, respectively, of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as of the end of, or for, such fiscal year) or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries (other than any Subsidiary excluded by the parenthetical clause in clause (h) of this Article) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries (other than any Subsidiary excluded by the parenthetical clause in clause (h) of this Article) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (except to the extent covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(l) an ERISA Event shall have occurred since the date of the Plan’s last certified annual financial statements that, when taken together with all other ERISA Events that have occurred since such date, could reasonably be expected to result in a Material Adverse Effect; or

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(m) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of 33-1/3% or more of the outstanding shares of common stock of the Borrower; or, during any period of 15 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period or directors of the Borrower who were not directors on the first day of such period, if in each case, such director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the directors of the Borrower on the first day of such period, shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, (iii) require that the Borrower Cash Collateralize the L/C Exposure as provided in Section 2.18(j) and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents and/or applicable law, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Amounts held as Cash Collateral hereunder shall be applied by the Administrative Agent to the payment of drafts drawn under any outstanding Letters of Credit, and the unused portion thereof after all Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations; provided that after all Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been paid in full, the balance, if any, of such Cash Collateral shall be returned to the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein or in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. In addition, the Required Lenders may remove the Administrative Agent at any time, upon 30 days notice to the Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor administrative agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is removed, then the retiring Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent

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shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agents listed on the cover page hereof shall not have any duties or responsibilities under this Agreement, except in their capacity, if any, as Lenders hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or (but only to the extent and in the manner approved pursuant to Section 9.01(b)) transmitted by electronic communication, as follows:

(i) if to the Borrower, to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention of Scott T. Lowry, Vice President and Treasurer (Fax No. (908) 277-8265; Telephone No. (908) 277-8265), with a copy to the office of general counsel (Fax No. (908) 277-8025; Telephone No. (908) 277-8000);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 7th floor, Chicago, IL 60603, Attention: Chicago Loan & Agency Services, Joyce King (Fax No. (888) 292-9533; Telephone No. (312) 385-7025), with a copy to JPMorgan Chase Bank, N.A, 277 Park Avenue, 43rd floor, New York, New York 10017, Attention of James A. Knight (Fax No. (646) 534-3081; Telephone No. (212) 622-8486);

(iii) if to JPMCB as an Issuing Bank, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention: LC Agency Team (Fax No. (312) 385-7102; Telephone No. (800) 634-1969);

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(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 7th floor, Chicago, IL 60603, Attention: Chicago Loan & Agency Services, Joyce King (Fax No. (888) 292-9533; Telephone No. (312) 385-7025), with a copy to JPMorgan Chase Bank, N.A, 277 Park Avenue, 43rd floor, New York, New York 10017, Attention of James A. Knight (Fax No. (646) 534-3081; Telephone No. (212) 622-8486); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (except that, if not given during normal business hours for the recipient, such notice or other communication (other than any notice given in accordance with Article II) shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Borrower; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank, as applicable. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02. Waivers; Amendments

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or an L/C Credit Extension shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (except as otherwise provided in Sections 2.06(d) and 6.02); provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

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(ii) reduce the principal amount of any Loan or L/C Borrowing or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Borrowing, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) change paragraph (c) or (d) of Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby; or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding anything herein to the contrary, in connection with an amendment (or an amendment and restatement of this Agreement that requires the consent of all the Lenders affected thereby pursuant to the immediately preceding sentence with respect to which the Required Lenders have granted their consent but one or more other Lenders have not consented (each such non-consenting Lender, a “Non-Consenting Lender”), this Agreement may be amended or amended and restated in its entirety by an agreement in writing entered into by the Borrower, all the Lenders (other than any Non-Consenting Lenders) and the Administrative Agent; provided that (A) the Commitment of each Non-Consenting Lender shall terminate upon the effectiveness of such amendment and restatement by the terms thereof and (B) at the time of such effectiveness, each Non-Consenting Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all fees owing to it or accrued for its account under this Agreement.

Notwithstanding anything herein to the contrary, the Administrative Agent may amend or modify this Agreement without the consent of any Lender or the Required Lenders (but with the consent of the Borrower) to correct an obvious error or any error or omission of a technical nature.

SECTION 9.03. Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of no more than one counsel for the Administrative Agent, and one counsel for the Lenders and the Issuing Banks (unless, as reasonably determined by such counsel for the Lenders and the Issuing Banks,

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representation of any Lender or Issuing Bank by such counsel would be inappropriate due to actual or potential conflicts of interest between such Lender or Issuing Bank, as the case may be, and any other Lender(s) and Issuing Bank(s), in which case such Lender or Issuing Bank, as applicable, shall have the right to employ separate counsel, at the Borrower’s expense), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement, performance or administration of this Agreement or any agreement or instrument contemplated hereby or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of, or a material breach in bad faith of its obligations hereunder by, such Indemnitee or (y) any action, suit, proceeding or claim solely among Indemnitees that does not involve an act or omission of the Borrower or any of its Subsidiaries, other than any such action, suit, proceeding or claim against the Administrative Agent, the Swingline Lender or any Issuing Bank in its capacity, or in fulfilling its role, as Administrative Agent, the Swingline Lender or an Issuing Bank, respectively, hereunder.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any Letter of Credit or the use thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

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SECTION 9.04. Successors and Assigns

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not (unless permitted by Section 6.02) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless, within ten Business Days after receipt of notice thereof by an officer of the Borrower that has been designated in writing by the Borrower to the Administrative Agent for this purpose (or, failing any such designation, by the treasurer or chief financial officer of the Borrower) and confirmation of such receipt by the Borrower in writing or by telephone, fax or other electronic communication to the Administrative Agent, it shall have objected thereto by written notice to the Administrative Agent or shall have indicated in writing to the Administrative Agent and the relevant assignor that it needs additional time or information to evaluate the request; provided further that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender (in each case, other than a Defaulting Lender) or, if an Event of Default under clause (a) or (b) of Article VII (with respect to principal, interest or fees payable hereunder only) or an Event of Default with respect to the Borrower under clause (h) or (i) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment by a Lender to any Affiliate of such Lender or to another Lender (in each case, other than a Defaulting Lender);

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is

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delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default with respect to the Borrower under clause (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans made by it;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 from the assignor or assignee; and

(D) the assignee, if it shall not be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.15(d), 2.17(c), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have

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been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) shall be subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender); (2) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section; and (3) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit, promissory note or other obligations under any Loan Document) except if additional payments under Sections 2.12 and 2.14 are requested with respect to such Participant and except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, promissory note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(e) No Assignments to Certain Persons. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to (i) the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural person.

SECTION 9.05. Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Documents and the making of any Loans and any L/C Credit Extension, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit or the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff

If an Event of Default shall have occurred and be continuing under clause (a) or (b) of Article VII, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or

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demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and payable under this Agreement held by such Lender or Issuing Bank. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 9.11. Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality

Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) rightfully becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower; provided that should disclosure of any such confidential information be required or necessary by virtue of clause (c) of this sentence, to the extent permitted by law, any relevant Issuing Bank or Lender shall promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that none of the Administrative Agent, the Issuing Banks and the Lenders shall be required to delay compliance with any request by any regulatory authority to disclose any such information so as to allow the Borrower to effect any such action. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 9.14. No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing

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Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agents, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers, on the other hand, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate, (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (d) the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, (e) none of the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (f) the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Issuing Banks, the Swingline Lender, the Lenders and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15 Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

C. R. BARD, INC.

By	/s/ Todd C. Schermerhorn
	Name:	Todd C. Schermerhorn
	Title:	Senior Vice President and Chief Financial Officer

By	/s/ Scott T. Lowry
	Name:	Scott T. Lowry
	Title:	Vice President and Treasurer

U.S. Federal Tax Identification No. for the Borrower: 221454160

[Signature Page to Credit Agreement]

LENDERS

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ James A. Knight
	Name:	James A. Knight
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., individually and as Syndication Agent

By	/s/ David J. Bardwil
	Name:	David J. Bardwil
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Monique Gasque
	Name:	Monique Gasque
	Title:	Assistant Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC

By	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA

By	/s/ Dean Sas
	Name:	Dean Sas
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

TD BANK, N.A.

By	/s/ Todd Antico
	Name:	Todd Antico
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Brendan L. Walsh
	Name:	Brendan L. Walsh
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ William McGinty
	Name:	William McGinty
	Title:	Director

[Signature Page to Credit Agreement]

SUNTRUST BANK

By	/s/ John Cappellari
	Name:	John Cappellari
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Tadashi Kobayashi
	Name:	Tadashi Kobayashi
	Title:	Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Jennifer Hwang
	Name:	Jennifer Hwang
	Title:	Vice President

[Signature Page to Credit Agreement]

SOVEREIGN BANK

By	/s/ Chris D. Wolfslayer
	Name:	Chris D. Wolfslayer
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Christopher Mendelsohn
	Name:	Christopher Mendelsohn
	Title:	Senior Vice President, Commercial Executive

[Signature Page to Credit Agreement]

BANCA MONTE DEI PASCHI DI SIENA S.p.A.

By	/s/ Renato Bassi
	Name:	Renato Bassi
	Title:	Senior Vice President & General Manager

By	/s/ Brian R. Landy
	Name:	Brian R. Landy
	Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE 1.01

Commitments

Name of Lender	Commitment ($)
JPMorgan Chase Bank, N.A.	$82,500,000
Bank of America, N.A.	$82,500,000
Wells Fargo Bank, National Association	$45,000,000
Goldman Sachs Bank USA	$45,000,000
Barclays Bank PLC	$45,000,000
Royal Bank of Canada	$45,000,000
TD Bank, N.A.	$30,000,000
PNC Bank, National Association	$30,000,000
The Royal Bank of Scotland PLC	$30,000,000
SunTrust Bank	$30,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,000,000
U.S. Bank National Association	$30,000,000
Sovereign Bank, N.A.	$25,000,000
HSBC Bank USA, National Association	$25,000,000
Banca Monte dei Paschi di Siena S.p.A.	$25,000,000
Total:	$600,000,000

Schedule 1.01

SCHEDULE 3.06(a)

Litigation

Any matters described on the Borrower’s 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or on the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011.

Schedule 3.06(a)

SCHEDULE 3.06(b)

Environmental Matters

Any matters described on the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or on the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011.

Schedule 3.06(b)

SCHEDULE 3.06(c)

Intellectual Property Matters

Any matters described on the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or on the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011.

Schedule 3.06(c)

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrower:	C. R. Bard, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of October 12, 2011 between C. R. Bard, Inc., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

[1]	Select as applicable.

Assignment and Assumption

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

$	$	%

$	$	%

$	$	%

Effective Date: _____ __, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name: Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

[Consented to and][3] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name: Title:

[Consented to:[4] JPMORGAN CHASE BANK, N.A., as an Issuing Bank and the Swingline Lender

By
Name: Title:

[NAME OF OTHER ISSUING BANK, IF ANY] as Issuing Bank

By
Name: Title:]]

[Consented to: C. R. BARD, INC.

By
Name: Title:]

3 To be added only if the consent of the Administrative Agent is required by the terms of Section 9.04(b) of the Credit Agreement.

4 To be added only if the consent of the Issuing Banks and the Swingline Lender is required by the terms of Section 9.04(b) of the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Lender or any Issuing Bank, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of

Assignment and Assumption

this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B-1

[Form of Opinion of Special New Jersey Counsel to the Borrower]

October 12, 2011

To the Lenders party to the

Credit Agreement referred to below and

JPMorgan Chase Bank, N.A., as Administrative Agent

Sir or Madam:

We have acted as special counsel in the State of New Jersey (the “State”) to C. R. Bard, Inc. (the “Borrower”) in connection with that certain Credit Agreement dated as of October 12, 2011 by and among the Borrower, certain lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). For the purposes of rendering the opinions set forth herein, we have examined the executed Credit Agreement and such certificates of public officials, documents and records of the Borrower as we have deemed necessary as a basis for the opinions expressed below.

In our examination of the documents referred to above, and in rendering the opinions expressed below, we have assumed that:

(a) all documents submitted to us as originals are authentic and all documents submitted to us as copies or drafts conform to the originals or final copies thereof; and

(b) all natural persons signing the documents submitted to us had the requisite legal capacity to do so, and all signatures of all parties on all documents submitted to us are genuine.

We are qualified to practice law in the State and we do not purport to be experts on, and do not express any opinion as to, any laws of any jurisdiction other than the internal laws of the State. This opinion assumes, without expression of opinion, that the laws of the State apply to all matters covered hereby.

Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the exceptions and qualifications hereinafter set forth, we are of the opinion that:

1. The Borrower is a corporation which, based solely upon a Long Form Good Standing With Charter Documents Certificate issued on September 26, 2011 by the State of New Jersey, Department of Treasury, and a Short Form Good Standing Certificate issued on October 12, 2011 by the State of New Jersey, Department of Treasury, was duly incorporated and is validly existing and in good standing under the laws of the State. The Borrower has all requisite power and authority to carry on its business as now conducted.

2. The Borrower has the corporate power to enter into and perform its obligations under the Credit Agreement.

3. The Borrower has duly authorized, by all necessary corporate action, its execution and delivery of, and performance under, the Credit Agreement.

Opinion of Special New Jersey Counsel to the Borrower

4. The Credit Agreement has been duly executed and delivered by the Borrower.

5. The execution and delivery of, and performance under, the Credit Agreement by the Borrower (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (as defined in the Credit Agreement) in the State, and (ii) will not violate any applicable law or regulation in the State or the charter, by-laws or other organizational documents of the Borrower.

The foregoing expresses our legal opinions as to the matters set forth above based upon our professional knowledge and judgment. This opinion letter should not be construed as a guarantee that a court considering such matters will not rule in a manner contrary to the opinions set forth above. No opinions are to be implied or inferred beyond the opinions expressly stated herein.

We are not general counsel to the Borrower, and the Borrower is and has been represented by other counsel in this matter and in different matters. Consequently, we may not necessarily have knowledge of all relevant facts concerning the Borrower in rendering this opinion letter.

We undertake no obligation to inform you of any matters, whether of law or of fact, which may subsequently come to our attention or subsequently occur which affect in any way the opinions expressed herein and our opinions expressed herein are based upon our assumption that any court sitting in the State will adhere to existing judicial precedents.

This opinion letter is being furnished pursuant to Section 4.01(b) of the Credit Agreement, is furnished only to the addressees, their participants and permitted assignees, and is solely for their benefit in connection with the above transaction. This opinion letter may not be relied upon by any other person, firm or corporation, or for any other purpose, without our prior written consent.

Very truly yours,

Opinion of Special New Jersey Counsel to the Borrower

EXHIBIT B-2

[Form of Opinion of Special New York Counsel to the Borrower]

October 12, 2011

To (a) each of the lending institutions

(the “Lenders”) listed on Schedule I hereto

which are parties on the date hereof to the Credit Agreement,

dated as of October 12, 2011 (the “Credit Agreement”),

among C. R. Bard, Inc. (the “Borrower”),

the Lenders party thereto and JPMorgan Chase Bank, N.A.,

as Administrative Agent (in such capacity, the “Administrative Agent”),

and (b) the Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to the Borrower in connection with the preparation, execution and delivery of the Credit Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement.

We have examined the Credit Agreement signed by the Borrower and by the Administrative Agent and certain of the Lenders and the promissory notes signed by the Borrower and delivered to certain Lenders on the date hereof (the “Closing Date Notes”). In addition, we have examined and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Borrower, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Agreement.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The execution and delivery by the Borrower of the Credit Agreement and the Closing Date Notes, its borrowings in accordance with the terms of the Credit Agreement and performance of its payment obligations thereunder (a) will not result in any violation of, assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute or any rule or regulation issued pursuant to any New York or federal statute or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in the Borrower’s properties pursuant to the terms of any indenture, agreement or instrument identified on Schedule II attached to this letter.

2. No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body is required for the execution and

Opinion of Special New York Counsel to the Borrower

delivery by the Borrower of the Credit Agreement or the Closing Date Notes, the borrowings by the Borrower in accordance with the terms of the Credit Agreement or the performance by the Borrower of its payment obligations under the Credit Agreement or the Closing Date Notes.

3. Assuming that the Credit Agreement is a valid and legally binding obligation of each of the parties thereto (other than the Borrower) and assuming that the (a) the Borrower is validly existing and in good standing under the laws of New Jersey and has duly authorized, executed and delivered the Credit Agreement and each Closing Date Note in accordance with its certificate of incorporation and by-laws, (b) execution, delivery and performance by the Borrower of the Credit Agreement and each Closing Date Note do not violate the laws of New Jersey or any other applicable laws (excepting the federal laws of the United States and the laws of the State of New York) and (c) execution, delivery and performance by the Borrower of the Credit Agreement and each Closing Date Note do not constitute a breach of or default under any agreement or instrument which is binding upon the Borrower (except that we do not make the foregoing assumption with respect to the agreements and instruments that are the subject of opinion paragraph 1 of this letter), the Credit Agreement and each Closing Date Note constitutes the valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4. The Borrower is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

5. Assuming that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Our opinion in paragraph 3 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(i) the effect of any provision of the Credit Agreement or any Closing Date Notes that is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

(ii) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(iii) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(iv) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to the performance of contract obligations; and

(v) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification,

Opinion of Special New York Counsel to the Borrower

contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement whereby the Borrower submits to the jurisdiction of the courts of the United States of America located in the State and County of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York state court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States district court has discretion to transfer an action from one federal court to another.

With respect to matters of New Jersey law, we understand that you are relying on the opinion of Drinker Biddle & Reath LLP dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that this opinion letter may be furnished, but may not be relied upon, without our prior written consent (i) in connection with any proceedings relating to the Credit Agreement or the enforcement thereof, (ii) to accountants and counsel for any Lender or the Administrative Agent, (iii) to bank and insurance company examiners and (iv) to any person that purchases an interest in or participation in the Credit Agreement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

Opinion of Special New York Counsel to the Borrower

Schedule I

LENDERS

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Wells Fargo Bank, National Association

Goldman Sachs Bank USA

Barclays Bank PLC

Royal Bank of Canada

TD Bank, N.A.

PNC Bank, National Association

The Royal Bank of Scotland PLC

SunTrust Bank

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

U.S. Bank National Association

Sovereign Bank, N.A.

HSBC Bank USA, National Association

Banca Monte dei Paschi di Siena S.p.A.

Opinion of Special New York Counsel to the Borrower

Schedule II

AGREEMENTS AND INSTRUMENTS

Indenture, dated as of December 1, 1996 between C. R. Bard, Inc. and The Chase Manhattan Bank, N.A., as Trustee

Indenture, dated as of December 20, 2010, between C. R. Bard, Inc. and Wells Fargo Bank, National Association, as Trustee

First Supplemental Indenture, dated as of December 20, 2010, between C. R. Bard, Inc. and Wells Fargo Bank, National Association, as Trustee

Opinion of Special New York Counsel to the Borrower

EXHIBIT C

[Form of Opinion of Special New York Counsel to JPMCB]

October 12, 2011

To the Lenders party to the Credit Agreement

referred to below and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of October 12, 2011, between C. R. Bard, Inc. (the “Borrower”), the lenders party thereto and JPMCB, as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 4.01(c) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. We have also assumed that the Credit Agreement has been duly authorized by, has been duly executed and delivered by, and (except, to the extent set forth below, as to the Borrower) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 9.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

Opinion of Special New York Counsel to JPMCB

(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.15(d) of the Credit Agreement, (iii) the fourth sentence of Section 9.04(c) of the Credit Agreement, (iv) Section 9.08 of the Credit Agreement, (v) the first sentence of Section 9.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter-jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or (vi) the waiver of inconvenient forum in Section 9.09(c) of the Credit Agreement, with respect to proceedings in the United States District Court for the Southern District of New York.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our client, this opinion letter is, pursuant to Section 4.01(c) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMCB and may not be relied upon by any person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WJM/MJB

Opinion of Special New York Counsel to JPMCB